Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2023 THIRD QUARTER RESULTS

•
Q3 2023 Sales were $420 million, an increase of 15.0% over Q3 2022 sales of $365 million (13.2% increase in constant currency).
•
Q3 2023 GAAP diluted EPS of $0.45 compared to Q3 2022 GAAP diluted EPS of $0.31.
•
Q3 2023 adjusted diluted EPS of $0.38, compared to Q3 2022 adjusted diluted EPS of $0.33.
•
FY 2023 guidance is reaffirmed.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2023	2022	% Change	2023	2022	% Change

Net Sales	$419.5	$364.7	15.0%	$1,331.5	$1,148.3	16.0%
Net sales change in constant currency			13.2%			15.3%
Operating Income	43.6	40.8	6.9%	167.7	134.7	24.5%
Net Income	38.7	26.8	44.4%	123.9	89.3	38.7%
Diluted net income per common share	$0.45	$0.31	45.2%	$1.45	$1.05	38.0%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$42.8	$41.2	3.9%	$167.6	$117.0	43.2%
As a % of sales	10.2%	11.3%		12.6%	10.2%
Adjusted Net Income	32.5	28.4	14.4%	118.2	75.1	57.4%
Adjusted diluted net income per share	$0.38	$0.33	15.2%	$1.38	$0.88	56.8%

STAMFORD, Conn. October 23, 2023 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2023 results including net sales of $420 million and adjusted diluted EPS of $0.38 per share.

Chairman, CEO and President Nick Stanage said, “Year-over-year third quarter sales increased 15% reflecting the continued robust growth in Commercial Aerospace and Business Jets along with the sustained strong demand in our Space and Defense markets. As we previously forecasted, the third quarter was seasonally impacted, and this combined with some general Commercial Aerospace market supply chain challenges, led to the lower sequential sales level. We delivered double-digit operating margin of 10.2% and an adjusted EPS of $0.38, an increase of 15% year over year. Year to date adjusted EPS has now increased nearly 57% year over year. Hexcel is well positioned, with infrastructure and headcount in place, to meet the expected strong growth ahead driven by the record backlog levels for new commercial aircraft. Our continued focus and strong execution led to Cash from Operations of $68 million compared to $38 million in the third quarter of 2022. We remain committed to delivering our guidance for 2023, including expectations for strong free cash flow generation in the fourth quarter.”

Markets

Sales in the third quarter of 2023 were $419.5 million compared to $364.7 million in the third quarter of 2022.

Commercial Aerospace

•
Commercial Aerospace sales of $251.9 million for the third quarter of 2023 increased 20.5% (19.2% in constant currency) compared to the third quarter of 2022. Sales growth was driven by the Airbus A350 and Boeing 787 programs while third quarter total narrowbody sales were unchanged from the comparable prior year period. Other Commercial Aerospace increased 20% for the third quarter of 2023 compared to the third quarter of 2022 with business jets leading the growth.

Space & Defense

•
Space & Defense sales of $128.8 million increased 18.6% (17.1% in constant currency) for the quarter as compared to the third quarter of 2022. The sales growth was across a broad number of US and international programs.

Industrial

•
Total Industrial sales of $38.8 million in the third quarter of 2023 decreased 17.4% (21.3% in constant currency) compared to the third quarter of 2022. Strong automotive sales growth did not offset further decline in Hexcel’s wind energy sales, which is reflective of the challenges facing the global wind industry.

Consolidated Operations

Gross margin for the third quarter of 2023 was 21.8% compared to 22.4% in the third quarter of 2022. The company’s infrastructure is positioned to support higher growth rates forecasted, however given the expected softer seasonal sales, margins were impacted in the current period. As a percentage of sales, selling, general and administrative and R&T expenses for the third quarter of 2023 were 11.6% compared to 11.1% for the third quarter of 2022. Adjusted operating income in the third quarter of 2023 was $42.8 million or 10.2% of sales, compared to $41.2 million, or 11.3% of sales in 2022. A pre-tax net gain of $0.8 million is included in other operating income in the third quarter of 2023 from the sale of a facility in Windsor, Colorado. Foreign exchange rates had no impact on operating income as a percent of sales in the third quarter of 2023 compared to the third quarter of 2022.

Year-to-Date 2023 Results

Sales for the first nine months of 2023 were $1,331.5 million compared to $1,148.3 million, a 16.0% increase from the same period in 2022.

Commercial Aerospace (60% of YTD sales)

•
Commercial Aerospace sales of $800.7 million increased 22.1% (21.5% in constant currency) for the first nine months of 2023 compared to the first nine months of 2022, with growth driven by the Airbus A350 and A320neo programs and the Boeing 787 program. Other Commercial Aerospace increased 18.9% for the first nine months of 2023 compared to the same period in 2022, on growing business jet sales.

Space & Defense (30% of YTD sales)

•
Space & Defense sales of $392.5 million increased 15.9% (15.5% in constant currency) for the first nine months of 2023 as compared to the first nine months of 2022. Broad-based growth drove the sales increase including US and international military helicopters, and international fixed-wing aircraft programs.

Industrial (10% of YTD sales)

•
Total Industrial sales of $138.3 million in the first nine months of 2023 decreased 10.2% (10.9% in constant currency) compared to the first nine months of 2022 as lower wind energy sales were only partially offset by growth in automotive sales.

Consolidated Operations

Gross margin for the first nine months of 2023 was 24.8% compared to 22.5% in the prior year period benefiting from higher sales volume leverage. As a percentage of sales, selling, general and administrative and R&T expenses for the first nine months of 2023 were 12.2% compared to 12.3% for the first nine months of 2022. Adjusted operating income for the first nine months of 2023 was $167.6 million or 12.6% of sales, compared to $117.0 million or 10.2% of sales in 2022. Other operating income for the first nine months of 2023 included a pre-tax net gain of $0.8 million from the sale of the Windsor, Colorado facility offset by restructuring costs. Other operating income for the first nine months of 2022 included a pre-tax net gain of $19.4 million from a property sale in California, partially offset by restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 40 basis points in the first nine months of 2023 compared to the first nine months of 2022.

Cash and other

•
Net cash provided by operating activities in the first nine months of 2023 was $98.1 million, compared to $56.4 million for the first nine months of 2022. Working capital was a cash use of $112.1 million for the first nine months of 2023 and a use of $115.0 million for the comparable period in 2022. The strong focus on inventory continues, resulting in an inventory reduction in the third quarter of 2023. Capital expenditures on a cash basis were $94.4 million for the first nine months of 2023 including approximately $38 million for the purchase of the land and building at the Hexcel Amesbury, Massachusetts facility. Capital expenditures for the first nine months of 2022 were $58.3 million. Net cash used for investing activities for the nine months ended September 30, 2023 included net proceeds of $10.3 million received from the sale of the Colorado facility. Net cash used for investing activities for the nine months ended September 30, 2022 included the net proceeds of $21.2 million received from the sale of a facility in California. Free cash flow was $3.7 million in the first nine months of 2023, which includes the Massachusetts property purchase, and does not include the property sale in Colorado. This compares to ($1.9) million in the first nine months of 2022. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $88.7 million and $49.1 million for the first nine months of 2023 and 2022, respectively.
•
The Company used approximately $30 million to repurchase shares of its common stock during the third quarter. The remaining authorization under the share repurchase program on September 30, 2023 was $187 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.125 per share payable to stockholders of record as of November 3, 2023, with a payment date of November 13, 2023.

•
The underlying effective tax rate for 2023 is now expected to be 21%, representing a decrease from the prior expectations of 23%.

2023 Guidance

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Sales of $1.765 billion to $1.835 billion
•
Adjusted diluted earnings per share of $1.80 to $1.94
•
Free cash flow of greater than $110 million
•
Accrual basis capital expenditures of approximately $130 million
•
Underlying annual effective tax rate is estimated to be 21% (previously 23%)

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Hexcel will host a conference call at 10:00 a.m. ET, on October 24, 2023 to discuss third quarter 2023 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/191886387. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the impact of regulatory activity related to, or the build rate of, the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives and other goals, including, but not limited to, our sustainability goals; expectations regarding the sale of certain of our assets; expectations with regard to cybersecurity measures taken to protect confidential and proprietary information; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations or government policies; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2023 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of geopolitical issues or conflicts, and the ongoing market recovery following the COVID-19 pandemic, including continued disruption in global financial markets and supply chains, and labor shortages; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity impacting the Boeing 737 MAX or the Boeing 787; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions, which have been exacerbated by certain geopolitical conflicts; our ability to successfully implement or realize our business strategies, plans, goals and objectives of management, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing and cost levels, including cost inflation, which has been exacerbated by certain geopolitical conflicts; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies, such as sanctions imposed as a result of geopolitical issues or conflicts; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2023	2022	2023	2022
Net sales	$419.5	$364.7	$1,331.5	$1,148.3
Cost of sales	327.9	282.9	1,001.4	890.3
Gross margin	91.6	81.8	330.1	258.0
% Gross Margin	21.8%	22.4%	24.8%	22.5%

Selling, general and administrative expenses	35.4	29.0	121.9	107.2
Research and technology expenses	13.4	11.6	40.6	33.8
Other operating expense (income)	(0.8)	0.4	(0.1)	(17.7)
Operating income	43.6	40.8	167.7	134.7
Interest expense, net	7.8	9.0	26.4	27.0
Other income	-	-	-	(0.3)
Income before income taxes, and equity in earnings of affiliated companies	35.8	31.8	141.3	108.0
Income tax (benefit) expense	(0.7)	6.8	22.5	24.2
Income before equity in earnings of affiliated companies	36.5	25.0	118.8	83.8
Equity in earnings from affiliated companies	2.2	1.8	5.1	5.5
Net income	$38.7	$26.8	$123.9	$89.3

Basic net income per common share:	$0.46	$0.32	$1.46	$1.06

Diluted net income per common share:	$0.45	$0.31	$1.45	$1.05

Weighted-average common shares:
Basic	84.6	84.4	84.6	84.4
Diluted	85.6	85.1	85.5	85.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2023	2022
Assets
Cash and cash equivalents	$97.7	$112.0
Accounts receivable, net	236.8	222.7
Inventories, net	350.8	319.3
Contract assets	31.4	32.0
Prepaid expenses and other current assets	48.7	38.9
Assets held for sale	-	9.5
Total current assets	765.4	734.4

Property, plant and equipment	3,144.7	3,087.9
Less accumulated depreciation	(1,491.7)	(1,430.1)
Net property, plant and equipment	1,653.0	1,657.8

Goodwill and other intangible assets, net	250.6	256.0
Investments in affiliated companies	51.5	47.6
Other assets	125.8	141.5
Total assets	$2,846.3	$2,837.3

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.2
Accounts payable	97.8	155.5
Accrued compensation and benefits	70.2	69.6
Accrued liabilities	84.8	104.5
Total current liabilities	252.9	329.8

Long-term debt	754.1	723.3
Retirement obligations	44.9	42.7
Other non-current liabilities	148.1	187.3
Total liabilities	$1,200.0	$1,283.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.7 shares issued at September 30, 2023 and 110.4 shares issued at December 31, 2022	$1.1	$1.1
Additional paid-in capital	931.5	905.0
Retained earnings	2,197.3	2,104.9
Accumulated other comprehensive loss	(167.7)	(174.4)
	2,962.2	2,836.6

Less – Treasury stock, at cost, 26.6 shares at September 30, 2023 and 26.2 shares at December 31, 2022	(1,315.9)	(1,282.4)
Total stockholders' equity	1,646.3	1,554.2
Total liabilities and stockholders' equity	$2,846.3	$2,837.3

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2023	2022

Cash flows from operating activities
Net income	$123.9	$89.3
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	93.2	94.9
Amortization related to financing	0.5	0.6
Deferred income taxes	(12.3)	(8.5)
Equity in earnings from affiliated companies	(5.1)	(5.5)
Stock-based compensation	18.3	15.2
Restructuring expenses, net of payments	(4.1)	(6.1)
Impairment of assets	1.7	-
Gain on sale of assets	(0.8)	(19.4)
Gain on sale of investments	-	(0.3)

Changes in assets and liabilities:
Increase in accounts receivable	(15.8)	(53.1)
Increase in inventories	(33.2)	(82.0)
Increase in prepaid expenses and other current assets	(9.4)	(11.6)
(Decrease) increase in accounts payable/accrued liabilities	(53.7)	31.7
Other - net	(5.1)	11.2
Net cash provided by operating activities (a)	98.1	56.4

Cash flows from investing activities
Capital expenditures (b)	(94.4)	(58.3)
Proceeds from sale of assets	10.3	21.2
Proceeds from sale of investments	2.5	0.5
Net cash used for investing activities	(81.6)	(36.6)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	163.0	35.0
Repayments of senior unsecured credit facilities	(133.0)	(61.0)
Repurchases of common stock	(30.1)	-
Issuance costs related to senior unsecured credit facilities	(2.5)	-
Repayment of finance lease obligation and other debt, net	(0.1)	(0.4)
Dividends paid	(31.7)	(25.3)
Activity under stock plans	4.7	3.1
Net cash used for financing activities	(29.7)	(48.6)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(8.0)
Net decrease in cash and cash equivalents	(14.3)	(36.8)
Cash and cash equivalents at beginning of period	112.0	127.7
Cash and cash equivalents at end of period	$97.7	$90.9

Supplemental data:
Free Cash Flow (a)+(b)	$3.7	$(1.9)
Accrual basis additions to property, plant and equipment	$88.7	$49.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2023 and 2022				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$251.9	$209.1	20.5	$2.2	$211.3	19.2
Space & Defense	128.8	108.6	18.6	1.4	110.0	17.1
Industrial	38.8	47.0	(17.4)	2.3	49.3	(21.3)
Consolidated Total	$419.5	$364.7	15.0	$5.9	$370.6	13.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.0	57.3			57.0
Space & Defense	30.7	29.8			29.7
Industrial	9.3	12.9			13.3
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2023 and 2022				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$800.7	$655.6	22.1	$3.6	$659.2	21.5
Space & Defense	392.5	338.7	15.9	1.2	339.9	15.5
Industrial	138.3	154.0	(10.2)	1.3	155.3	(10.9)
Consolidated Total	$1,331.5	$1,148.3	16.0	$6.1	$1,154.4	15.3

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.1	57.1			57.1
Space & Defense	29.5	29.5			29.4
Industrial	10.4	13.4			13.5
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2022 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2023 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2023
Net sales to external customers	$340.5	$79.0	$-	$419.5
Intersegment sales	16.2	0.2	(16.4)	-
Total sales	356.7	79.2	(16.4)	419.5

Other operating income	(0.8)	-	-	(0.8)
Operating income (loss)	43.7	6.2	(6.3)	43.6
% Operating margin	12.3%	7.8%		10.4%

Depreciation and amortization	27.8	3.7	-	31.5
Stock-based compensation expense	1.0	0.3	1.3	2.6
Accrual based additions to capital expenditures	15.6	2.6	-	18.2

Third Quarter 2022
Net sales to external customers	$293.5	$71.2	$-	$364.7
Intersegment sales	15.4	0.7	(16.1)	-
Total sales	308.9	71.9	(16.1)	364.7

Other operating expense	0.4	-	-	0.4
Operating income (loss)	41.4	6.0	(6.6)	40.8
% Operating margin	13.4%	8.3%		11.2%

Depreciation and amortization	27.5	3.5	-	31.0
Stock-based compensation expense	1.0	0.3	1.1	2.4
Accrual based additions to capital expenditures	17.9	2.8	0.1	20.8

First Nine Months 2023
Net sales to external customers	$1,097.2	$234.3	$-	$1,331.5
Intersegment sales	54.0	1.7	(55.7)	-
Total sales	1,151.2	236.0	(55.7)	1,331.5

Other operating (income) expense	(0.3)	0.2	-	(0.1)
Operating income (loss)	181.1	25.0	(38.4)	167.7
% Operating margin	15.7%	10.6%		12.6%

Depreciation and amortization	82.5	10.7	-	93.2
Stock-based compensation expense	5.2	1.4	11.7	18.3
Accrual based additions to capital expenditures	41.6	47.1	-	88.7

First Nine Months 2022
Net sales to external customers	$925.4	$222.9	$-	$1,148.3
Intersegment sales	50.4	2.0	(52.4)	-
Total sales	975.8	224.9	(52.4)	1,148.3

Other operating expense (income)	1.6	0.1	(19.4)	(17.7)
Operating income (loss)	131.2	25.7	(22.2)	134.7
% Operating margin	13.4%	11.4%		11.7%

Depreciation and amortization	84.2	10.6	0.1	94.9
Stock-based compensation expense	4.5	1.3	9.4	15.2
Accrual based additions to capital expenditures	42.5	6.5	0.1	49.1

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
GAAP operating income	$43.6	$40.8	$167.7	$134.7
Other operating (income) expense (a)	(0.8)	0.4	(0.1)	(17.7)
Non-GAAP operating income	$42.8	$41.2	$167.6	$117.0

	Unaudited
	Quarters Ended September 30,
	2023		2022
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$38.7	$0.45	$26.8	$0.31
Other operating (income) expense, net of tax (a)	(0.6)	(0.01)	0.3	-
Tax (benefit) expense (b)	(5.6)	(0.06)	1.3	0.02
Non-GAAP	$32.5	$0.38	$28.4	$0.33

	Unaudited
	Nine Months Ended September 30,
	2023		2022
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$123.9	$1.45	$89.3	$1.05
Other operating income, net of tax (a)	(0.1)	-	(15.2)	(0.19)
Other income	-	-	(0.3)	-
Tax (benefit) expense (b)	(5.6)	(0.07)	1.3	0.02
Non-GAAP	$118.2	$1.38	$75.1	$0.88

	Unaudited
	Nine Months Ended September 30
(In millions)	2023	2022
Net cash provided by operating activities	$98.1	$56.4
Less: Capital expenditures	(94.4)	(58.3)
Free cash flow (non-GAAP)	$3.7	$(1.9)

(a)
The quarter and nine months ended September 30, 2023 included the net gain of $0.8 million from the sale of the facility in Windsor, Colorado and restructuring costs. The nine months ended September 30, 2022 included the net gain of $19.4 million from the sale of the facility in Dublin, California and both the quarter and nine months ended September 30, 2022 included restructuring costs.
(b)
The quarter and nine months ended September 30, 2023 included a discrete tax benefit of $5.6 million, primarily related to adjustments to our provision based on the finalization of prior year tax returns. The quarter and nine months ended September 30, 2022 included a discrete tax charge of $1.3 million resulting from the true up of a deferred tax item.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2023	2022	2022

Current portion finance lease	$0.1	$0.2	$0.3
Total current debt	0.1	0.2	0.3

Senior unsecured credit facility	55.0	25.0	99.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.7)	(0.9)	(1.0)
Senior notes deferred financing costs	(1.7)	(2.2)	(2.4)
Other debt	1.5	1.4	1.4
Total long-term debt	754.1	723.3	797.0
Total Debt	754.2	723.5	797.3
Less: Cash and cash equivalents	(97.7)	(112.0)	(90.9)
Total debt, net of cash	$656.5	$611.5	$706.4